                                              Three months ended
                                                   June 30,
                                               1999         1998
                                            ----------   ----------
Net income as reported . . . . . . . . .    $1,016,000   $  999,000
                                            ==========   ==========

BASIC:
    Weighted average number of
      common shares outstanding. . . . .     3,200,270    3,267,851
                                             =========    =========

  Basic net income per share . . . . . .         $0.32        $0.31
                                             =========    =========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding. . . . .     3,200,270    3,267,851
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . . . . . .       146,353      146,395
                                             ---------    ---------
    Shares used in the
      computation. . . . . . . . . . . .     3,346,623    3,414,246
                                             =========    =========

  Diluted net income per share . . . . .         $0.30        $0.29
                                             =========    =========